Exhibit 99.1

Moderator: John Feeney

11-14-06/8:00 a.m. CT

Confirmation # 7049735

CRYSTAL RIVER CAPITAL

Moderator: John Feeney

November 14, 2006

8:00 a.m. CT

Operator: Good day everyone and welcome to this Crystal River Capital third quarter 2006 earnings results conference call. My name is Tracey and I will be the coordinator for today’s presentation.

At this time, all participants are in “listen-only” mode. We will be facilitating a question-and-answer session towards the end of today’s prepared remarks. Please be advised that this call is being recorded and it will be archived for replay on our Web site and available by telephone until Saturday, November 8th, 2006.

At this time I’d now like to turn the presentation over to Mr. John Feeney, Crystal River’s Executive Vice President and Secretary. Please go ahead, sir.

John Feeney: Thank you and good morning. It’s a pleasure to welcome you to Crystal River’s conference call to discuss our third quarter results. Again, it’s John Feeney speaking. I’m joined today by Clifford Lai, CEO of Crystal River; as well as John Dolan, Chief Investment Officer; Barry Sunshine, our CFO; and Jon Tyras, the company’s general counsel.

During this call, Cliff Lai will first review the company’s progress for the third quarter along with our strategic plan covering the near future. Barry Sunshine, our CFO, will discuss in more detail our financial results and its contributors, and then John Dolan, our CIO, will outline our investment activities during the quarter. Following our prepared remarks, we’ll be happy to open the call for questions.

Before we begin, please be advised that the forward-looking statements expressed in today’s call are subject to certain risks and uncertainties including, but not limited to, changes in interest rates, the yield curve, prepayment rates, and the market value of the company’s assets, as well as the effectiveness of the company’s hedging strategies, the availability of mortgage-backed securities and other targeted investments for purchase and origination, and the availability and cost of capital for financing future investments, and if available, terms of any such financing as well as other risks contained in the Company’s registration statement on Form S-11, its quarterly reports on Form 10-Q, and in future filings with the Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

With that I’ll now turn it over to Cliff Lai, our CEO.

Clifford Lai: Thank you, John. Good morning, everybody. I just want to give you a recap of the busy third quarter that we did have. I think we're pretty pleased with our results.

CRYSTAL RIVER CAPITAL

Moderator: John Feeney

11-14-06/8:00 a.m. CT

Confirmation # 7049735

As you know, we completed our initial public offering on August 2nd in which we sold about 7,500,000 million shares of common stock at a price of $23. The net proceeds to Crystal River totaled approximately $160 million, which brings the company’s total book value to about $550 million as of the end of the third quarter.

While the IPO was accomplished in a challenging market environment, we do believe that it will add value for our investors as it does enhance liquidity and allows us to expand on our asset base, which will continue to increase the company’s earnings in the long term.

On September 25th, the Board of Directors declared a quarterly cash dividend of 60 cents per common share, that was payable on October 27th to stockholders of record as of October 4th. This dividend was in line with our expectations, especially considering the temporary dilutive affects that resulted from the influx of funds that we had from the IPO.

Because of the new funds from the IPO, the third quarter results -- it’s tough to have an easy comparison to the second quarter -- but let me just review some of the results.

For the third quarter, our operating earnings, which we define as income before other revenue and expenses on our income statement, totaled 50 cents a share. [editor’s note: the actual amount was 57 cents per share, as corrected by Mr. Lai later in his remarks] The discrepancy between our operating results and the dividend payment is due to some tax/GAAP differences, and recall that we pay our dividend based on taxable REIT income. Our estimated tax REIT income – and Barry will go to this in a little bit – was in the mid 60 cents per share for the quarter.

Crystal River’s operating earnings for the third quarter of 2006 equaled an annualized return on common shareholder equity of 10.23%, this compares to 8.44% for the third quarter of last year and 11.77% for the second quarter of 2006. As mentioned before, the change versus the second quarter 2006 was attributable to the temporary dilutive effects from initial public offering.

I want to go back a second, I think I misstated the income. The operating earnings, which is the income before revenue and expenses, was 57 cents a share. John Feeney here corrects me. I said 50 cents a share, I apologize.

While finding accretive assets to purchase for the company is important, it is equally important to us to manage the liability side of the balance sheet. And as in some cases, and you will see as we roll out our business plan here, the liability side of the balance sheet can make some mediocre assets look extremely attractive for the company.

The sources of financing that we have in place should allow us a high level of flexibility both in acquiring and funding a variety of asset types. For example, as we recently announced, we have launched another CDO-like financing for our commercial mortgage-backed securities holdings.

CRYSTAL RIVER CAPITAL

Moderator: John Feeney

11-14-06/8:00 a.m. CT

Confirmation # 7049735

John Dolan, who is our chief investment officer, will go into more detail on investment activity, but I wanted to first highlight our current views of the market. From a relative value point of view we believe that the economy will continue to be healthy and that, in turn, should support commercial real estate fundamentals going forward. And as a result, commercial real estate debt is the area where we're currently putting a majority of the capital to work for the company.

In today's market we prefer fixed-rate, longer-term commercial real estate debt over shorter-term debt for several reasons. First, we do believe that interest rates will decline over the next few years and therefore we do want to lock in today's higher fixed rates. Second, it does take away some of the uncertainty with respect to the Company’s earnings due to a high frequency of rollover of the shorter-term assets. And finally, we do feel that these longer-term assets do bridge a lot of the commercial mortgage-backed securities, the mezzanine loans and the bridge loan refinancing activity that will occur over the next three years.

The residential mortgage credit environment, however, is a little challenging for us. The longer-term fundamentals in the housing market to us continue to look quite positive. We see job creation, economic growth and demographics as long-term positive fundamentals for housing that supports the sector kind of in the short term, and you’ll read a lot of this in the press. We are facing an over-heated housing market in certain areas of the country – not all by the way – and combined with aggressive mortgage lending practices, especially to weaker borrowers out there, we do feel that there is going to be a better entry point to put capital to work into the residential mortgage sector.

Despite waiting for a better entry point into the residential market, we are deploying capital into the market in an accretive way for our shareholders. Because of our diversified investment strategy, it does allow us to dynamically invest in a variety of asset classes that are based on our view on how attractive these investments are. Currently, as I said, the big focus for us is in commercial real estate debt but we're also evaluating alternative assets such as in the timber, power and the infrastructure investment area.

Now over the quarter – John will get into this in a little bit –we did make our first infrastructure investment that was sourced through Brookfield’s U.K. office. As you know, in a lot of these investments there is a very long lead time associated with the underwriting and evaluation of the assets and we continue to look at other opportunities through the Brookfield network.

With that, I’ll turn the call over to Barry Sunshine, who is our chief financial officer.

Barry Sunshine: Thank you, Cliff, and good morning. I want to take a few moments to review our financial highlights for the third quarter. The Company’s net income for the third quarter of 2006 totaled $11.3 million or 50 cents a share. This compares to net income of $12.3 million or 70 cents a share for the same period in the prior year.

CRYSTAL RIVER CAPITAL

Moderator: John Feeney

11-14-06/8:00 a.m. CT

Confirmation # 7049735

Much of the volatility in our quarterly earnings is due to changes in market values of our derivative positions. For example, net income for the third quarter 2005 was positively affected by unrealized gains on certain interest rate swaps which was not repeated in the third quarter 2006.

Cliff already commented on operating earnings, but I want to talk a bit about earnings at the portfolio level. Our net interest and dividend income rose by 48 percent versus the same period last year. The interest earned on higher-yielding assets that we recently acquired more than offset our increase in funding costs.

Our other expenses were increased proportionately with our capital raised and are in line with our management’s expectations.

Other items that impact GAAP income which are captioned under our financial statements as other revenues and expenses, were the sale of agency ARMS with gains of about $850,000. We experienced realized and unrealized loss on derivatives of $1.3 million, which was primarily due to lower mark to market values on our interest rate swaps, which was partially offset by an increase in the value of our credit default swaps.

During the quarter, a change in our prepayment assumptions on our non-rated securities resulted in an impairment charge of about $900,000. We also reported a small loss of about $315,000 due to change in market values on our foreign currency positions. Overall, these items contributed a seven cent per share reduction from operating income during the quarter on a GAAP basis.

It’s interesting to point out that between the impairments, changes in market values and derivatives in the foreign currency positions, that said, that difference on a tax basis would increase our taxable income over our GAAP income by about 15 cents a share.

And with that, I’ll turn the call now over to John Dolan, our Crystal River’s Chief Investment Officer.

John Dolan: Thank you, Barry. As Cliff mentioned, our primary activity during the third quarter was the deployment of the IPO proceeds. Given our favorable view of the commercial real estate sector, we increased our CMBS exposure to over $400 million. This was accomplished primarily through the investment in two B-pieces where we invested in securities rated BBB- and lower. In total, we have invested in eight B-pieces over the last 18 months. And this moderate pace of adding B-pieces to the portfolio demonstrates our prudent and measured approach to underwriting and asset acquisition.

We further increased our exposure to the commercial MBS sector adding another $25 million through participation in credit default swaps, which brings the portfolio’s total CMBS credit default swap exposure to $90 million.

Within the CMBS sector we have primarily invested in conduit deals that are backed by first liens. They represent attractive investment opportunities and the competition for

CRYSTAL RIVER CAPITAL

Moderator: John Feeney

11-14-06/8:00 a.m. CT

Confirmation # 7049735

these asset types is not quite as intense as it is for B-Notes and mezz loans, which translates into more attractive yield spreads on the CMBS paper.

As Cliff mentioned, we think that commercial real estate fundamentals remain positive. Vacancies are on the decline, rents continue to rise and new supply remains under control. We remain active in the commercial MBS B-piece market as well as the market for commercial real estate B-Notes and mezz loans.

For those CMBS conduit deals that we added to the portfolio, we particularly scrutinize the multifamily assets to ensure that we're comfortable with the underwriting. Within the multifamily asset class, we have seen an increased amount of older and poorly managed properties in CMBS deals.

We also stay away from so-called business loans that have started to leak back into the market, which is franchise loans or restaurant loans. We were not comfortable owning these franchise type loans in the 1990 either when they formed their own sector and we benefited from that decision to stay out of the sector since the sector unraveled.

As Cliff mentioned, we have a favorable view of the economy and believe that this will provide attractive investment opportunities in the office and hotel sectors, which are two of the most attractive property types in the commercial real estate spectrum. So overall we think the commercial real estate offers great investment opportunities.

As Cliff mentioned, the residential mortgage credit markets, namely the non-agency prime and sub-prime mortgage-backed security sectors, however, appear to be increasingly challenging for 2007. As a result, we've been conservative with respect to our investments in this area and have actually decreased our exposure to the sector by $15 million, which was primarily accomplished through a reduction in our credit default swap exposure to residential mortgage-backed securities.

We are waiting for a better entry point into this sector. In the meantime, for our existing allocation to the sector, we are focusing on mortgages to prime borrowers, based on our view that these assets will not be as adversely affected by the more challenging market environment that assets owned by sub-prime borrowers face.

In terms of the agency-guaranteed mortgage-backed securities portion of the portfolio, the agency ARM allocation grew by over $650 million. This amount included purchases of over $850 million offset by prepayments and the sale of previously impaired securities that Barry noted. As in the past, the company hedged a portion of these new investments with a combination of interest rate swaps and caps. Specifically, Crystal River entered into $250 million of new interest rate swaps during the quarter, bringing the portfolio’s total interest rate swap position to approximately $1.75 billion.

As in the past, our investments have been focused on shorter duration (three-one and five-one hybrid ARMS). Again, these ARMs have initial coupons that are fixed for three or five years with typically a LIBOR reset.

CRYSTAL RIVER CAPITAL

Moderator: John Feeney

11-14-06/8:00 a.m. CT

Confirmation # 7049735

And finally, just to recap what Cliff said, we invested 10 million pounds in the financing of British Airports Authority, or BAA, our first infrastructure investment. BAA owns and operates seven major airports in the United Kingdom and operates several airports worldwide. This opportunity was sourced by Brookfield’s operations in the U.K. To mitigate potential currency moves we entered into a currency hedge on this investment.

Let me return the call to John Feeney for some final remarks.

John Feeney: Thanks, John. I hope we've given you a good sense of the progress we've made in the portfolio recently. Let me just conclude by emphasizing that Crystal River's management team is very committed to created shareholder value through investment and assets that show strong fundamentals and attractive long-term potential.

We strongly believe that the market will increasingly appreciate the uniqueness of our diversified investment strategy. I think our recent decision to de-emphasize the residential credit mortgage sector exemplifies this dynamic relative value investment approach that we pursue.

We appreciate your interest in Crystal River and I’ll now open up the call for questions.

Operator: We’ll take our first quarter from David Stumpf with A.G. Edwards.

Greg Mason: Good morning, this is Greg Mason for David Stumpf. First question, can you talk about the significant change in the AOCI line quarter-over-quarter? It went like from negative $17 million to positive $4 million.

Barry Sunshine: I think what you're talking about is other comprehensive income?

Greg Mason: Yes.

Barry Sunshine: In that category chiefly is the unrealized gains and losses for the mark-to-market adjustments in our portfolio, our available for sale securities, as well as our interest rate swap hedges.

Greg Mason: So I would assume that the swap hedges had a negative impact which was more than offset by the gains in the underlying securities?

Barry Sunshine: That’s correct.

Greg Mason: OK. And can you talk about – give us some color on what you’ve actually invested in so far in the fourth quarter?

Clifford Lai: This is Cliff talking. And that was Barry by the way. In the fourth quarter we continue to focus on commercial real estate investments. We do have another B-piece that we are working on that should settle at the end of this month. We did mention last quarter that we did make a hire of an individual to source directly into the market commercial real estate loans and this includes whole loans, B-Notes, and mezz loans

CRYSTAL RIVER CAPITAL

Moderator: John Feeney

11-14-06/8:00 a.m. CT

Confirmation # 7049735

directly into the market, direct to borrowers, developers and/or other sources. That’s kicking in rather nicely and the pipeline for that for the quarter along with the B-pieces, investment should equal if not exceed what we've done so far in the third quarter. It’s going to be a combination of both CMBS investments as well as real estate loan-type investments that, again, is going to include whole loans, B-Notes and mezz loans.

Greg Mason: And would you say you're still on track to fully deploying your capital into your target portfolio by mid point of next year? Is that still realistic?

Clifford Lai: Yes, it’s still a realistic target. That’s what we're aiming for.

Greg Mason: OK. And then one other question and I’ll hop off and let somebody else ask some. Could you talk about the underwriting standards in the impairment? Given the slowing residential mortgage environment and slower prepays, why are we seeing an impairment with a write down in prepayment activity?

Clifford Lai: Yes, let me give you for example there – most of the impairments in the third quarter did occur on our non-agency residentials. A lot of those investments at the un-rated level are purchased at a cost basis of something below 60 cents on the dollar if not lower.

So, if there is any slowdown in anticipated repayment of those securities at all, that does result in a potential impairment situation where, if we go through the accounting on this thing, what you have to do is put in your new assumptions. If there is an adverse event that has occurred on those securities, which in this case we compare book yields against the new yield on the assets. So if there's an adverse event that’s one. So we've got lower book yields because the cash flows are extending longer than what we initially anticipated. And then secondly, if the current market value is lower than the book value, then an impairment occurs and that’s what happened over the quarter. That’s under the EITF 99-20 rules.

Greg Mason: OK, I've got it. Thanks, guys.

Operator: And once again if you do have a question, please press *1 now. We’ll go next to Stephen Laws at Deutsche Bank.

Stephen Laws: Hi, good morning. Congratulations on a nice first quarter as public company.

Clifford Lai: Thanks, Steve.

Stephen Laws: Two questions, first, more of a straight-forward one, could you give us some guidance on the agency ARM portfolio? Is the size of that topped out here, are we going to see that decline as you increase the mix of alternative investments or will it remain about the same with leverage going up? Can you maybe talk about that portfolio please?

John Dolan: Sure, this is John Dolan. I’ll address that. The agencies were primarily purchased to get the funds deployed as quickly as possible after the IPO and it now serves as kind of

CRYSTAL RIVER CAPITAL

Moderator: John Feeney

11-14-06/8:00 a.m. CT

Confirmation # 7049735

a stepping stone into some of the more higher-yielding strategies. So, thematically I would expect longer term that as we continue to ramp up some of our Brookfield and commercial real estate type opportunities we will let the agency exposure run down through prepayments to release funds to fund some of those other efforts.

There may be time to time where we might consider adding a small amount more of the agency ARM portfolio. We think it’s an attractive sector that will, as you may know, become part of the mortgage index in the spring 2007, the Lehman Index, so we think that gives us great underpinnings and value. But after that, I think that we’ll continue to transition away from agency ARMS towards some of the opportunities and with the results being a decline in leverage.

Stephen Laws: Great. And I guess second question could you maybe spend a few minutes talking more about the infrastructure investment you made – sourced through Brookfield, you know, size, what your return expectations are, kind of maybe walk us through the investment timeline from when you first saw it to closing and what your expectations are going forward as far as additional alternative investments such as this?

John Dolan: Sure. You may be aware that Brookfield is very focused on a number of hard asset opportunities, the traditional power, timber, commercial real estate, and they’ve also been focused on infrastructure opportunities. They have offices in London and this is an opportunity that they made available to us through that office.

As I highlighted in my announcement, this is a lending facility on what had been BAA previously. This is an entity that owns multiple airports around the U.K. and through other parts of Europe and the United States. We are in a position in the capital structure that is subordinate to loans and senior to equity where we are paid a coupon. It is a coupon that is payable but has the option of PIKing and our anticipated return on that is in the mid teens.

To the extent we see things like that around the world as Brookfield presents opportunities, we will continue to enter into currency hedges to mitigate the impact of the currency exposure. But this is something that we were happy to invest in. I think Brookfield has announced that they took a position in this – in one of their other entities and so this represents an opportunity for us to essentially co-invest with them in what is a very unique opportunity that I think was limited to literally a handful of investors.

Does that answer your question?

Stephen Laws: It does, great. Thank you very much.

Operator: And we’ll move next to David Boardman with Wachovia.

David Boardman: Good morning, thank you for taking my question. Last quarter, you mentioned you were in the process of funding a $25 million co-investment opportunity within an existing Brookfield fund. Just wondered if you could provide an update on that and other potential co-investment opportunities within Brookfield funds?

CRYSTAL RIVER CAPITAL

Moderator: John Feeney

11-14-06/8:00 a.m. CT

Confirmation # 7049735

Cliff Lai: Yes. That, you know, again as I said, there's a long lead time with respect to a lot of these investments so we are still working on that one but still fully expect that to be funded sometime over the next couple of quarters.

The other opportunities we're looking at sourcing through – there's an investment that they’re working on which is a timber fund that Brookfield is thinking about launching that will go down in South America. That is one opportunity. There is another opportunity with a real estate fund that we are also looking at.

The issues that we have to balance with a number of these other funds are really the current pay versus the capital gains, total return, how that total return impacts the company. Obviously, we are currently in our minds a very current income, dividend driven company. So while some of the Brookfield opportunities may cater to that, some of their more equity-type investments that they’ve made recently, citing one of the large acquisitions of a REIT they’ve made recently, are more back-end oriented rather than front-end oriented. So those are a lot of the trade-offs that we're evaluating when we're looking at these opportunities through Brookfield.

David Boardman: OK. And as you're taking maybe a step back from the residential credit side I think previously you had said you were looking to complete two CDOs in the second half of 2006, you’ve already completed one. Do you still anticipate funding another CDO here in Q4 or not?

John Dolan: We closed the one CDO from 2005 and we have announced the launch of a second one. I think a CDO subsequent to that would be a function of what our balance sheet looked like in Q1, Q2 in 2007.

David Boardman: OK. My last question is I wonder if you could provide an update on coupons and maybe financing costs within your repo and coupons on your agencies and your CMBS yield. Could you just walk through your portfolio going through some of the financing costs and coupons, please?

John Dolan: Well, some of those things I have at my fingertips, some I don’t, we tend to borrow at LIBOR less five on the entire agency ARM portfolio but it’s hedged with about a billion-and-a-half of interest rate swaps, so the blended financing cost is probably on the order of about a year-and-a-half to two years. The market price of the agency ARM portfolio on September 29th was about par and one-thirty-second, so very neutral exposure to prepayments. And the coupons are – I have to get you the exact coupon, I think somewhere in the order of five-and-a-quarter.

David Boardman: OK, thank you.

Operator: And once again if you do have a question, please press *1 now. We’ll go next to James Shanahan with Wachovia.

James Shanahan: Thank you. Most of my questions have been asked and answered but I did have a follow up related to this commercial mortgage-related securities product that

CRYSTAL RIVER CAPITAL

Moderator: John Feeney

11-14-06/8:00 a.m. CT

Confirmation # 7049735

you're offering right now. Can you give me a sense for what you anticipate in terms of an all-in cost of funds for this vehicle?

John Dolan: The short answer is no, we can’t talk about deals that are in the market.

James Shanahan: OK.

Operator: Mr. Shanahan, did you have anything further?

James Shanahan: No, thank you.

Operator: Great. We’ll do have a follow up from David Stumpf with A.G. Edwards.

David Stumpf: Hi, guys. One follow-up question here to the average cost of funds, can you give us just your average cost of funding during the quarter. My back-of-the-envelope calculations looks like it went up pretty significantly during the quarter and with interest rates declining on the repo lines I was wondering what the cause of that was?

Clifford Lai: I would take a shot and we've got, you know – that’s not a number we have at the top of our heads but – the Fed stopped easing, I think it’s just a continued roll up a lot of our repo financings. We do have somewhere between a 60 and 90-day average term to refinancing on a lot of our repo lines. So I think the third quarter probably shadowed a lot of those roll ups in the cost of financing back up to levels of market. So I think that’s what we’re experiencing there.

John Dolan: The offset to that also would be that as our funding costs rose on some of the new assets that we purchased, the yield that we have applied on some of those new assets was also quite a bit higher.

Clifford Lai: Are you talking about the rates or the total amounts? The balance sheet did get bigger.

David Stumpf: Right, and I was talking about the rates and that answered my question. Thanks, guys, good quarter.

Clifford Lai: OK, thanks.

Operator: And as a final reminder today if you do have a question, please press *1 now. Gentlemen, it appears we have no further questions at this time. I’ll turn it back to you for any closing comments.

John Feeney: Well, thanks very much for your interest and we look forward to once again speaking with you at the end of next quarter.

Operator: Thank you. That does conclude today’s conference. Thank you all for joining.

END